Exhibit 10.4

EXECUTION VERSION

AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT
BETWEEN WESTWOOD ONE, INC. AND NORMAN J. PATTIZ

The following, upon execution by the parties hereto, shall constitute Amendment No. 3, dated as of January 8, 2008 (the “Third Amendment”), by and between Westwood One, Inc. (the “Company”) and Norman J. Pattiz (“Employee”) to the Employment Agreement, entered into by and between the Company and Employee, made as of April 29, 1998, as amended by the Amendment to Employment Agreement between the Company and Employee, dated as of October 27, 2003 and by the Amendment No. 2 to Employment Agreement between the Company and Employee, dated as of November 28, 2005 (as amended, the “Agreement”). Capitalized terms used but not defined herein have the meaning set forth in the Agreement. The parties hereto agree that the terms of the Agreement are hereby modified as set forth herein. In the event of a conflict between the terms of the Agreement and the terms of this Third Amendment, the terms of this Third Amendment shall prevail. For the avoidance of doubt, this Agreement shall not supersede the letter to Employee from David A. Hillman, dated May 25, 2005, regarding the options granted to Employee on December 1, 2003 and December 1, 2004.

1.	Section 2 of the Agreement is hereby deleted in its entirety and replaced with a new Section 2 to read as follows:

“The term of employment shall be extended for an additional period beginning December 1, 2008 and continuing through June 15, 2009 (the “Extended Term”). In the event that the Agreement expires effective June 15, 2009 and the Company determines not to renew the Agreement, the Agreement will be deemed terminated; provided, however, that the Company will continue to engage Employee as a part-time employee and/or consultant (at the Company’s option) through November 30, 2015, or such earlier time as Employee voluntarily terminates his service with the Company (the “Continued Engagement Period”). The provisions of Section 5 of this Agreement shall cease to apply to Employee on the earlier to occur of June 15, 2009 and the effective date of a termination of Employee’s employment prior to the expiration of the Extended Term. In addition, during the Continued Engagement Period: (i) the remainder of this Agreement shall no longer be of any force and effect; (ii) Employee will neither employ, hire or engage, nor offer to employ, hire or engage nor solicit employment or service, directly or indirectly, of any employee or consultant of the Company or its related entities or any person or entity under an exclusive contract in radio with the Company or its related entities to provide voice talent to the Company or its related entities (a “Voice Talent”); provided, however, that this clause (ii) shall only apply to employees, consultants and Voice Talent who were providing services of any kind to the Company or its related entities on the earlier to occur of June 15, 2009 and the effective date of a termination of Employee’s employment prior to the expiration of the Extended Term; and (iii) Employee’s outstanding stock options will continue to vest until the end of the Continued Engagement Period.”

2.	Section 3.2(e) of the Agreement shall be deleted in its entirety and replaced with a new Section 3.2(e) to read as follows:

“(e) During the term hereof, Company shall pay or reimburse all expenses incurred in connection with the performance of Employee’s duties hereunder or in promoting the business of the Company, including without limitation business-related entertainment expenses and travel expenses.”

3.
Section 4 of the Agreement shall be deleted in its entirety and replaced with a new Section 4 to read as follows; provided, however, that nothing herein shall be construed to effect any of the terms and conditions of any outstanding equity award granted to Employee prior to the date of this Third Amendment:

“4 2008 Stock Option Award.

4.1 In exchange for Employee’s agreement to extend the term of this Agreement and to continue to provide services as reasonably requested by the Board of Directors in light of the Company’s hiring of a new Chief Executive Officer on January 8, 2008, the Company shall grant to Employee a nonqualified stock option to purchase 250,000 shares of the Company’s common stock (the “2008 Grant”), subject to the terms and conditions set forth herein.

4.2 The 2008 Grant will be granted under, and subject to the terms and conditions of the Company’s 2005 Equity Compensation Plan (the “2005 Plan”) and the Company’s standard stock option agreement for employees, which will include an exercise price equal to the fair market value of the common stock on the grant date (as determined under the 2005 Plan) and the standard post-termination exercise periods provided in the 2005 Plan.

4.3 Subject to the provisions of this Section 4.3 and Section 4.4, the 2008 Grant will vest annually over a three-year period on each anniversary of the effective date of the Third Amendment, subject to Employee’s continuous employment with the Company through each such vesting date (including service during the Continued Engagement Period). Notwithstanding the foregoing, the 2008 Grant will become fully vested upon a “Change in Control.” For this purpose, the term “Change in Control” shall have the meaning set forth in the 2005 Plan, provided, however, that clause (i) of said definition shall be modified to read as follows: “(i) the acquisition by any Person (as hereinafter defined) of 50% or more of the outstanding Shares (the “Outstanding Company Stock”) (other than an acquisition by the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any Person that controls, is controlled by or is under common control within the Company or other than a Non-Qualifying Business Combination (as defined below));”.

4.4 If the Company terminates Employee without Cause or if the Employee terminates due to the Company’s adverse change to Employee’s title as Chairman, in each case, prior to the first anniversary of the effective date of the Third Amendment to this Agreement, one-third (1/3) of the 2008 Grant will immediately vest as of the date of termination and will be exercisable until ninety (90) days following the expiration of the Continued Engagement Period. The remaining two-thirds (2/3) of the 2008 Grant will continue to vest over the Continued Engagement Period.”

4.	In connection with the negotiation and preparation of this Third Amendment, the Company will reimburse Employee for the reasonable attorneys’ fees (for time actually billed) incurred by Employee.

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IN WITNESS WHEREOF, this Third Amendment is EXECUTED as of the date first above written, to be EFFECTIVE FOR ALL PURPOSES as of said date.

WESTWOOD ONE, INC.

By: /s/ David Hillman

Printed Name: David Hillman

Title: CAO & GC

EMPLOYEE

/s/ Norman J. Pattiz
Norman J. Pattiz

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